Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Hanover Direct, Inc John W. Swatek Chief Financial Officer Tel: (201) 272-3389

HANOVER DIRECT ANNOUNCES FURTHER DELAYS IN FILING

2004 AND 2005 FINANCIAL STATEMENTS

WEEHAWKEN, NJ, August 9, 2005 - Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced that there will be a further delay in completing the audit of the Company’s 2004 fiscal year-end financial statements. As a consequence, the Company is not currently in a position to file its Annual Report on Form 10-K for the year ended December 25, 2004 or its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 25, 2004 and March 26, 2005 and will not be able to file its Form 10-Q for the second fiscal quarter of 2005 on a timely basis as previously anticipated.

Wayne Garten, the Company’s Chief Executive Officer, commented, “We are extremely disappointed that further delays in completing the year-end audit process prevent us from filing our 2004 10-K and all past due 10-Q’s. We believe that the Company has completed its work and we continue to cooperate fully with our auditors and are assisting them in every way possible. We are awaiting their final review and sign off on the 2004 audit. It has been and continues to be our intention to file all financial statements as soon as possible and we will continue to devote all available resources until we become current in our filings.”

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are merely predictions of future events, many of which are beyond management’s control.

About Hanover Direct, Inc.

Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company’s portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and provide product fulfillment, telemarketing, information technology and e-commerce services to third party direct marketing businesses. Information on Hanover Direct, Inc. can be accessed on the Internet at www.hanoverdirect.com.